EXHIBIT 99.1

CoreWeave Announces Proposed $2 Billion Convertible Senior Notes Offering
LIVINGSTON, N.J., December 8, 2025 — CoreWeave, Inc. (Nasdaq: CRWV) (“CoreWeave”) today announced its intention to offer, subject to market and other conditions, $2 billion aggregate principal amount of its convertible senior notes due 2031 (the “Notes”) in a private offering. CoreWeave also intends to grant the initial purchasers of the Notes an option to purchase, for settlement within a 13-day period beginning on, and including, the date on which the Notes are first issued, up to an additional $300 million aggregate principal amount of Notes.
The Notes will be jointly and severally, fully and unconditionally guaranteed by CoreWeave’s wholly owned subsidiaries that guarantee its existing 9.250% Senior Notes due 2030 and 9.000% Senior Notes due 2031, will accrue interest payable in cash semi-annually in arrears, and will mature on December 1, 2031, unless earlier repurchased, redeemed or converted. The Notes and the subsidiary guarantees will be the general senior, unsecured obligations of CoreWeave and the guarantors. Noteholders will have the right to convert their Notes in certain circumstances and during specified periods. CoreWeave will settle conversions of the Notes in cash, shares of CoreWeave’s Class A common stock or a combination of cash and shares of CoreWeave’s Class A common stock, at CoreWeave’s election.
The interest rate, initial conversion rate and other terms of the Notes will be determined at the time of pricing of the offering.
CoreWeave intends to use a portion of the net proceeds from the offering to fund the cost of entering into the capped call transactions described below. CoreWeave intends to use the remainder of the net proceeds from the offering for general corporate purposes. If the initial purchasers exercise their option to purchase additional Notes, then CoreWeave intends to use a portion of the additional net proceeds to fund the cost of entering into additional capped call transactions as described below, and the remainder of any such additional net proceeds for general corporate purposes.
In connection with the pricing of the Notes, CoreWeave expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers of the Notes or their affiliates and/or one or more other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce the potential dilution to CoreWeave’s Class A common stock upon any conversion of Notes and/or offset any potential cash payments CoreWeave is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap.

CoreWeave has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to CoreWeave’s Class A common stock and/or purchase shares of CoreWeave’s Class A common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of CoreWeave’s Class A common stock or the Notes at that time.
In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to CoreWeave’s Class A common stock and/or purchasing or selling CoreWeave’s Class A common stock or other securities of CoreWeave in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so (x) on each exercise date for the capped call transactions, which is in each case expected to occur on each trading day during the 25 trading day period beginning on the 26th scheduled trading day prior to the maturity date of the Notes and (y) following any early conversion of the Notes, any repurchase of the Notes by CoreWeave on any fundamental change repurchase date, any redemption date or any other date on which CoreWeave retires any Notes, in each case if CoreWeave exercises its option to terminate the relevant portion of the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of CoreWeave’s Class A common stock or the Notes, which could affect a noteholder’s ability to convert its Notes, and, to the extent the activity occurs following conversion or during any observation period related to a conversion of Notes, it could affect the amount and value of the consideration that a noteholder will receive upon conversion of its Notes.
The Notes and related guarantees are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the Notes will be made only by means of a private offering memorandum.
About CoreWeave
CoreWeave is The Essential Cloud for AI™. Built for pioneers by pioneers, CoreWeave delivers a platform of technology, tools, and teams that enables innovators to move at the pace of innovation, building and scaling AI with confidence. Trusted by leading AI labs, startups, and global enterprises, CoreWeave serves as a force multiplier by combining superior infrastructure performance with deep technical expertise to accelerate breakthroughs. Established in 2017, CoreWeave completed its public listing on Nasdaq (CRWV) in March 2025.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding the Notes offering and the expected use of proceeds therefrom, which statements are based on current expectations, forecasts, and assumptions and involve risks and uncertainties that could cause actual results to differ materially from expectations discussed in such statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to, CoreWeave’s ability to complete the offering on favorable terms, if at all, the capped call transactions, the anticipated use of proceeds from the proposed offering, and the potential impact of the foregoing or related transactions on dilution to holders of its Class A common stock and the market price of its Class A common stock and general market, political, economic and business conditions which might affect the offering. These factors, as well as others, are discussed in CoreWeave’s filings with the Securities and Exchange Commission, including the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in CoreWeave’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025. All forward-looking statements contained herein are based on information available as of the date hereof and CoreWeave does not assume any obligation to update these statements as a result of new information or future events.

Media Contact
press@coreweave.com
Investor Relations Contact
investor-relations@coreweave.com
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